EXHIBIT 99.1

1 Helen of Troy Plaza

El Paso, TX 79912

915-225-8000

HELEN OF TROY LIMITED REPORTS

SECOND QUARTER RESULTS

EL PASO, Texas, Oct. 8 – Helen of Troy Limited (NASDAQ, NM:  HELE), designer, developer and worldwide marketer of brand-name personal care and household consumer products, today reported results  for the second quarter ended August 31, 2008.

Second quarter sales were $153,543,000 versus sales of $157,924,000 in the same period of the prior year. Second quarter net earnings were $10,598,000 or $0.34 per fully diluted share, compared with $18,253,000 or $0.56 per fully diluted share for the same period a year earlier. Last year’s second quarter includes the favorable impact of a tax settlement of $7,950,000, or $0.24 per fully diluted share.  Second quarter net earnings were $10,598,000, or $0.34 per fully diluted share, compared with non-GAAP earnings, which excludes the benefit of the tax settlement, of $10,303,000, or $0.32 per fully diluted share, in the same period last year, an increase of 6.3 percent in earnings per fully diluted share.

Sales for the six months ended August 31, 2008 increased slightly to $298,546,000, versus $298,094,000 for the previous year. Net earnings for the first half of this year, which includes several significant first quarter items, were $16,156,000 or $0.52 per fully diluted share, versus $28,370,000, or $0.88 per fully diluted share in the same period of last year.

Year-to-date net earnings include the following significant first quarter items, net of their related income tax benefit or expense:

•                  Impairment charge of $7,605,000, or $0.24 per fully diluted share, related to the write down of intangible assets (primarily trademarks), a non-cash item,

•                  Bad debt charge for uncollectible accounts receivable of $2,516,000, or $0.08 per fully diluted share, related to a significant customer bankruptcy filing, and

•                  Gains on casualty insurance settlements of $2,635,000, or $0.08 per fully diluted share, primarily related to a warehouse fire in Latin America.

Excluding the significant first quarter items, year-to-date non-GAAP earnings were $23,642,000 or $0.76 per fully diluted share versus $20,420,000, or $0.64 per fully diluted share, which excludes the tax settlement, in the same period last year, an increase of 18.8 percent in earnings per fully diluted share.

Net sales for the Housewares Segment increased 19.6 percent to $47,134,000 in the second quarter compared with $39,422,000 for the same period last year due to product line and geographic expansion. Our OXO brand has continued its growth and leadership position in its retail categories.  Net sales for the Personal Care Segment decreased 10.2 percent to $106,409,000 in the second quarter compared with $118,502,000 for the same period last year. Net sales for the quarter ended August 31, 2007 included the introduction of the Bed Head product line and initial fill orders, providing a difficult year over year comparison. Net sales in this segment have also been negatively impacted by difficult domestic and international retail environments, retailer inventory management practices, some retail and professional customer movement towards private label, and product availability issues from certain suppliers.

Net sales for the Housewares Segment increased 17.6 percent to $85,606,000 for the six month period ending August 31, 2008 compared with $72,780,000 for the same period last year.  Net sales for the Personal Care Segment decreased 5.5 percent to $212,940,000 for the six month period ending August 31, 2008 compared with $225,314,000 for the same period last year.

Gerald J. Rubin, Chairman, Chief Executive Officer and President, commenting on the Company’s second quarter results, stated “The present retail environment continues to remain extremely challenging. Many of our retail customers continue to experience a slowing sales environment as we enter the critical fall and holiday sales season. We believe that consumer spending in the mass market channel is greatly affected by macro economic factors including high gasoline prices, tightening credit markets, and the on-going sub-prime crisis. Despite these challenges, we are very pleased with our results in the second quarter. Our earnings before income taxes increased to $12,124,000 from $11,899,000 in a very difficult marketplace.

“As of August 31, 2008, Helen of Troy’s balance sheet remains strong, with cash, temporary investments, and long term investments of $103 million compared to $47 million at August 31, 2007, and stockholders’ equity of $586 million, an increase of $42 million from the comparable period last year.  Our accounts receivable at quarter-end were $116 million, compared to $122 million at August 31, 2007. Our inventory level at quarter-end was $166 million versus $168 million at August 31, 2007. The book value of our common stock as of August 31, 2008 was $18.75 per fully diluted share.

“We believe that our Company’s business fundamentals remain strong. We will continue to execute our business plan by introducing new product offerings, striving for increased market share through channel expansion and product innovation, and continuing our efforts to increase process efficiencies and reduce related expenses,” Rubin concluded.

The Company will conduct a teleconference in conjunction with today’s release.  The teleconference begins at 11 a.m. ET today, Wednesday, October 8, 2008.  Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at www.hotus.com. The event will be archived and available for replay through November 30, 2008.

Helen of Troy Limited is a leading designer, producer and global marketer of brand-name personal care and household consumer products. The Company’s personal care products include hair dryers, curling irons, hair setters, women’s shavers, brushes, combs, hair accessories, home hair clippers, mirrors, foot baths, body massagers, paraffin baths, liquid hair styling products, body powder and skin care products. The Company’s household products include kitchen tools, cutlery, bar and wine accessories, household cleaning tools, tea kettles, trash cans, storage and organization products, gardening tools, kitchen mitts and trivets, barbeque tools, and rechargeable lighting products. The Company’s products are sold  to consumers by mass merchandisers, drug chains, warehouse clubs and grocery stores under licensed trade marks including Vidal Sassoon®, licensed from The Procter & Gamble Company, Revlon®, licensed from Revlon Consumer Products Corporation, Dr. Scholl’s®, licensed from Schering-Plough HealthCare Products, Inc., Sunbeam®, Health at Home® and Health o meter® licensed from Sunbeam Products, Inc., Sea Breeze®, licensed from Shiseido Company Ltd., Vitapointe®, licensed from Sara Lee Household and Body Care UK Limited, Toni & Guy® outside of the Americas, licensed from Mascolo Limited, Bed Head® and  TIGI® in the Americas licensed from MBL/TIGI Products, LP, and Toni&Guy® in the Americas licensed from MBL/TONI&GUY Products, LP. Helen of Troy’s owned brands include OXO®, Good Grips®, Candela®, Brut®, Vitalis®, Final Net®, Ammens®, Condition® 3-in-1, SkinMilk®, Dazey®, Caruso®, Karina®, DCNL®, Nandi®, and Isobel®. The Company markets hair and beauty care products under the Helen of Troy®, Hot Tools®, Hot Spa®, Salon Edition®, Gallery Series®, Wigo®, Fusion Tools®,  Belson®, Belson Pro®, Gold ‘N Hot®, Curlmaster®, Profiles®, Comare®, Mega Hot®, and Shear Technology® owned brands to the professional beauty salon industry.

This press release may contain forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any or all of the forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many of these factors will be important in determining the Company’s actual future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those expressed or implied in any forward-looking statements.  The forward-looking statements are qualified in their entirety by a number of risks that could cause actual results to differ materially from historical or anticipated results. Generally, the words “anticipates”, “believes”, “expects” and other similar words identify forward-looking statements.  The Company cautions readers not to place undue reliance on forward-looking statements.  The Company intends its forward-looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-K for the year ended February 29, 2008 and in our other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks.

HELEN OF TROY LIMITED AND SUBSIDIARIES

Consolidated Condensed Statements of Income

(unaudited)

(in thousands, except per share data)

	For the Three Months Ended August 31,				For the Six Months Ended August 31,
	2008		2007		2008		2007
Net sales	$153,543	100.0%	$157,924	100.0%	$298,546	100.0%	$298,094	100.0%
Cost of sales	88,399	57.6%	89,698	56.8%	170,381	57.1%	169,850	57.0%
Gross profit	65,144	42.4%	68,226	43.2%	128,165	42.9%	128,244	43.0%

Selling, general, and administrative expense	50,290	32.8%	52,728	33.4%	95,885	32.1%	98,445	33.0%
Operating income before impairment charges	14,854	9.7%	15,498	9.8%	32,280	10.8%	29,799	10.0%

Impairment charges	—	0.0%	—	0.0%	7,760	2.6%	—	0.0%
Operating income	14,854	9.7%	15,498	9.8%	24,520	8.2%	29,799	10.0%

Other income (expense):
Interest expense	(3,484)	-2.3%	(3,820)	-2.4%	(6,937)	-2.3%	(7,933)	-2.7%
Other income, net	754	0.5%	221	0.1%	1,669	0.6%	1,475	0.5%
Total other income (expense)	(2,730)	-1.8%	(3,599)	-2.3%	(5,268)	-1.8%	(6,458)	-2.2%
Earnings before income taxes	12,124	7.9%	11,899	7.5%	19,252	6.4%	23,341	7.8%

Income tax expense (benefit)	1,526	1.0%	(6,354)	-4.0%	3,096	1.0%	(5,029)	-1.7%
Net earnings	$10,598	6.9%	$18,253	11.6%	$16,156	5.4%	$28,370	9.5%

Diluted earnings per share	$0.34		$0.56		$0.52		$0.88

Weighted average common shares used in computing diluted earnings per share	31,241		32,445		31,129		32,240

HELEN OF TROY LIMITED AND SUBSIDIARIES

Selected Consolidated Balance Sheet Information

(unaudited)

(in thousands)

	8/31/2008	8/31/2007

Cash, trading securities and temporary investments	$58,278	$46,565
Accounts receivable	116,059	121,953
Inventory	166,393	168,255
Total current assets	363,655	357,888
Long-term investments	45,025	—
Total assets	911,912	909,676
Total current liabilities	181,244	142,221
Total long term liabilities	144,826	223,554
Stockholders’ equity	585,842	543,901

HELEN OF TROY LIMITED AND SUBSIDIARIES

EBITDA

(unaudited)

(in thousands)

	Three Months Ended August 31,		Six Months Ended August 31,
	2008	2007	2008	2007

Net earnings	$10,598	$18,253	$16,156	$28,370
Interest income / Expense, net	2,708	3,345	5,243	6,376
Income tax expense (benefit)	1,526	(6,354)	3,096	(5,029)
Depreciation and amortization	3,625	3,627	7,070	7,151
EBITDA (Earnings before interest, taxes, depreciation and amortization)	$18,457	$18,871	$31,565	$36,868

EBITDA before impairment charges, share-based compensation, charge to allowance for doubtful accounts and gain on casualty insurance settlements

EBITDA, as calculated above	$18,457	$18,871	$31,565	$36,868

Add: Impairment charges	—	—	7,760	—
Share-based compensation	391	356	660	546
Charge to allowance for doubtful accounts	—	—	3,876	—
Less: Gain on casualty insurance settlements	—	—	(2,702)	—

EBITDA before impairment charges, share-based compensation, charge to allowance for doubtful accounts and gain on casualty insurance settlements	$18,848	$19,227	$41,159	$37,414

SELECTED OTHER DATA (in thousands, except per share data)

Reconciliation of Net Earnings, as reported to Net Earnings without impact of Significant Items

		For the Three Months Ended August 31,				For the Six Months Ended August 31,
		2008		2007		2008		2007
			Diluted		Diluted		Diluted		Diluted
			EPS		EPS		EPS		EPS
Net earnings, as reported		$10,598	$0.34	$18,253	$0.56	$16,156	$0.52	$28,370	$0.88

Add:	Impairment loss, net of related income tax benefit	—	—	—	—	7,605	0.24	—	—

	Reserve on accounts receivable, net of related income tax benefit	—	—	—	—	2,516	0.08	—	—

Less:	Gain on casualty insurance settlements, net of related income tax expense	—	—	—	—	(2,635)	(0.08)	—	—

	Tax benefit of HK IRD setllement, including interest income and reversal of penalties	—	—	(7,950)	(0.24)	—	—	(7,950)	(0.24)

Net earnings, without significant items		$10,598	$0.34	$10,303	$0.32	$23,642	$0.76	$20,420	$0.64

Weighted average common shares used in computing diluted earnings per share		31,241		32,445		31,129		32,240

The above tables and the text of the press release report non-GAAP measures. Net pre-tax earnings and tax expense without the impact of significant items, EBITDA and EBITDA before impairment charges, share-based compensation, charge to allowance for doubtful accounts, and gain on casualty insurance settlements as discussed in the accompanying press release or in the preceding tables may be considered non-GAAP financial information as contemplated by SEC Regulation G, Rule 100. Accordingly, we are providing the preceding tables that reconcile these measures to their corresponding GAAP-based measures presented in our Consolidated Condensed Statements of Income, which are included in the accompanying press release. The Company believes that these non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations.  The Company believes that these non-GAAP measures, in combination with the Company’s financial results calculated in accordance with GAAP, provides investors with additional perspective.  The Company also believes that these non-GAAP measures provided by the Company facilitate a more direct comparison of its performance with its competitors.  The Company further believes that the excluded significant items do not accurately reflect the underlying performance of its continuing operations for the period in which they are incurred, even though some of these excluded items may be incurred and reflected in the Company’s GAAP financial results in the foreseeable future.  The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of the Company’s activities.  These non-GAAP measures are not prepared in accordance with GAAP, are not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies.  Accordingly, undue reliance should not be placed on non-GAAP information.

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2008